Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
The following is a list of all subsidiaries of the Registrant.

Jurisdiction of
Name	Incorporation

Cecil Bank	Maryland
Cecil Bancorp Capital Trust I	Delaware
Cecil Bancorp Capital Trust II	Delaware
Cecil Properties, Inc.	Maryland
3106 Emmorton Road, LLC (99%)	Maryland
1223 Turkey Point Road, LLC (99%)	Maryland
Subsidiaries of Cecil Bank:
Cecil Service Corporation	Maryland
Cecil Financial Services Corporation	Maryland
Cecil Ventures, LLC	Maryland
Subsidiaries of Cecil Properties, Inc.:
3106 Emmorton Road, LLC (1%)	Maryland
1223 Turkey Point Road, LLC (1%)	Maryland